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     The DynaMotive Energy Systems Corporation 1993 Stock Option Plan

                  DYNAMOTIVE ENERGY SYSTEMS CORPORATION

                        1993 STOCK OPTION PLAN



SECTION 1:  PURPOSE; DEFINITIONS

      The DynaMotive Energy Systems Corporation Stock Option Plan (the "Plan") was established in 1993 to enable DynaMotive Energy Systems Corporation to reward officers, directors, key employees and outside consultants so as to encourage them to expend special efforts to increase shareholder value and develop mutually beneficial long-term business relationships. The amended and restated Plan set forth herein is a continuation of the Plan as originally adopted in 1993.

      For purposes of the Plan, the following terms shall be defined as set forth below:

      (a)   "BOARD" means the Board of Directors of the Company.

      (b) "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

      (c) "COMMITTEE" means the committee appointed by the Board to administer the Plan in accordance with Section 2.

      (d)   "COMPANY" means DynaMotive Energy Systems Corporation.

      (e) "ELIGIBLE EMPLOYEE" means an employee, director, consultant or advisor of the Company as described in Section 4.

      (f) "FAIR MARKET VALUE" means, as of any given date, the average of the high and low trading prices of the Stock on the NASD's Over the Counter Bulletin Board on such date, or if the Stock did not trade on such date, on the next preceding day on which trades were made.

      (g) "INCENTIVE STOCK OPTION" means any Stock Option intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

      (h) "INCOME TAX ACT" means the Canadian income tax act as currently in effect, as amended from time to time, or any successor thereto.

      (i) "NON-QUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option.

      (j) "PARTICIPANT" means any Eligible Employee selected by the Committee to receive grants under the Plan.

      (k)   "STOCK" means the common stock of the Company.

      (l) "STOCK OPTION" means any option to purchase shares of Stock granted pursuant to Section 5.

SECTION 2:  ADMINISTRATION

      The Plan shall be administered by a Committee composed of not fewer than two members of the Board. Members of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board.

The Committee shall have the power and authority, in its discretion:

      (i)   to select Participants from among the Eligible Employees;

      (ii) to determine whether and to what extent Stock Options, Restricted Stock, or any combination of the foregoing, are to be granted to Eligible Employees hereunder;

      (iii) to determine the number of shares of Stock to be covered by each such award granted hereunder;

      (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder; and

      (v) to determine the terms and conditions of any written instruments evidencing Stock Options, Restricted Stock, or any combination of the foregoing awarded under the Plan.

      The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

      All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.

SECTION 3:  STOCK SUBJECT TO PLAN

      Subject to adjustment in accordance with the second and third paragraphs of this Section 3, the maximum number of shares of Stock reserved and available for awards made under the Plan in any calendar year shall be equal to no greater than an aggregate of 15% of the total amount of the shares of common Stock outstanding of the Company.

      To the extent that a Stock Option expires or is otherwise terminated without being exercised, the shares of Stock underlying such Stock Option shall again be available for issuance in connection with future awards under the Plan.

      In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, the Committee shall make an appropriate adjustment in
(i) the aggregate number of shares of Stock reserved for issuance under the Plan or for which awards may be made under the Plan, and (ii) the number and Option Price of shares of Stock subject to outstanding Stock Options granted under the Plan; provided, that the number of shares of Stock subject to any award shall always be a whole number. The Committee may make other substitutions or adjustments, but no such substitution or adjustment shall be effective if it would cause any Stock Option previously granted to an individual described in Section 162(m)(3) of the Code to fail to qualify for the performance-based compensation exception prescribed by Section 162(m)(4)(C) of the code; and further provided, that no such substitution or adjustment shall be effective, without the Participant's consent, if it would cause the Incentive Stock Options status of any Stock Option held by the Participant to be impaired. A sale of all or substantially all of the assets of the Company for which a substantial portion of the consideration provided consists of securities shall be deemed a consolidation, amalgamation or merger for the purposes hereof.

      Shares issued pursuant to Plan awards may consist in whole or in part of authorized and unissued shares or of treasury shares.

SECTION 4:  ELIGIBILITY

      Officers, directors, key employees of the Company and consultants and advisors to the Company who are responsible for or contribute to the growth and/or profitability of the business of the Company shall be deemed to be Eligible Employees who eligible to be granted awards hereunder. The Participants under the Plan shall be selected from time to time by the Plan Administering Committee from among those Eligible Employees, and the Committee shall determine the number of shares of Stock covered by each award.

SECTION 5:  STOCK OPTIONS

      Stock Options may be granted alone, in addition to or in combination with other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Plan Administering Committee may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each Participant. Recipients of Stock Options shall enter into a stock option agreement with the Company, in such form as the Committee shall determine, which agreement shall set forth, either expressly or by incorporation of the terms of the Plan, among other things, the Option Price, the term of the Stock Option and provisions regarding exercisability of the Stock Option granted thereunder.

      Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The Committee shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options, or both types of stock options as designated.

      Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee may determine:

      (a) OPTION PRICE. The Option Price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the date of grant but in the case of an Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Stock on such date.

      (b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted.

      (c) EXERCISABILITY. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant. The Committee may accelerate the exercisability of a Stock Option at any time, to such extent as it may determine.

      (d) TIMING AND METHOD OF EXERCISE. The exercise of a Stock Option shall be accomplished by giving written notice of exercise to the Company specifying the number of shares of Stock to be purchased, accompanied by payment in full of the Option Price in cash or certified check payable to the Company. The Company shall, prior to the delivery of any shares of Stock subject to an exercise, make arrangements for the payment of withholding taxes, if any, as provided in Section 6(d).

      (e) NON-TRANSFERABILITY OF OPTIONS. No Incentive Stock Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Incentive Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant. Non-qualified Stock Options shall be transferable only to the extent, if any, determined by the Committee.

      (f) TERMINATION OF ELIGIBLE EMPLOYEES BY REASON OF DEATH OR DISABILITY. If a Participant's employment with the Company terminates by reason of death, any Stock Option held by the Participant at time of death may thereafter be exercised, to the extent exercisable immediately prior to death (or on such accelerated basis as the Committee shall determine at or after grant), by the legal representative of the estate of the Participant for a period within one year after the date of Employee's death. If the termination is for reason of Disability, any Stock Option held by such Participant may thereafter be exercised to the extent it was exercisable at the time of such termination (or on such accelerated basis as the Committee shall determine at or after grant), for a period of one year (or such shorter period as the Committee shall specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter, provided, however, that, if the Participant dies within such one-year period (or such shorter period as the Committee shall specify at grant), any unexercised Stock Option held by such Participant shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year (or such shorter period as the Committee shall specify at grant) from the time of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

      (g) OTHER TERMINATION. Except as otherwise provided in this Section 5, unless otherwise determined by the Committee, if a Participant's employment with the Company terminates for any reason other than death or Disability, the Stock Option may thereafter be exercised to the extent it was exercisable at the time of such termination (or on such accelerated basis as the Committee shall determine at or after grant) for the lesser of thirty
(30) calendar days from the date of termination or until the expiration of such Stock Option's term; provided, that if the Participant's employment is terminated for cause, all Stock Options then held by the Participant may provide that they are terminated immediately.

SECTION 6:  GENERAL PROVISIONS

      (a) The Committee may require each person purchasing shares of Stock pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares of Stock without a view to distribution thereof. The certificates for such shares of Stock may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

      (b) All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

      (c) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The Plan shall not interfere in any way with the right of the Company to terminate the employment of any of its employees at any time or to terminate the services of any consultant or advisor to the Company.

      (d) Each Participant may be required to pay, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for Federal income tax purposes, to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company (and, where applicable, its Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

      (e) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 7:  EFFECTIVE DATE OF PLAN

The Plan as herein amended is presently in effect.

SECTION 8:  TERM OF PLAN

      No Stock Option or Restricted Stock award shall be granted under the Plan on or after May 31, 2012, but awards granted prior to said date may extend beyond that date.
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